Exhibit 14

                      TRANSACTION IN SHARES OF THE COMPANY


            The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days or since the most recent filing on
Schedule 13D, whichever is less. All purchases of Shares were on the New York Stock Exchange. All sales were to the Company pursuant to the Self-Tender Offer.

        Reporting
         Person
       With Direct                                             Price Per Share
       Beneficial    Date of        Type of     Number of        (Excluding
        Ownership    Transaction    Transaction   Shares         Commission)
        ---------    -----------    -----------   ------         -----------

        Greenbelt    8/31/98        purchase       19,000         $19.0789

        Greenbelt    8/31/98        purchase       15,000         $19.3958

        Greenbelt    9/1/98         purchase       25,000         $19.1250

        Greenway     8/24/98        sale          522,949         $30.0000

        Greentree    8/24/98        sale          223,671         $30.0000

        Greenbelt    8/24/98        sale        1,852,117         $30.0000

        Greensea     8/24/98        sale          397,377         $30.0000

        Kingsley     8/24/98        sale           17,642         $30.0000










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